Exhibit 10.1

Elizabeth Keogh

Forest Hills NY 11375

917.572.6522

ekeogh@sterlingbank.com

Re: Conditional Offer of Employment

Dear Elizabeth Keogh,

Thank you for your interest in a career with Sterling Bancorp, Inc. (“Sterling”). I am pleased to offer you the position of Chief Legal Officer reporting to Thomas O’Brien, Chairman/CEO, Executive. Your start date is October 24, 2022. Please note that this offer of employment is contingent upon favorable background checks.

Your base salary is $325,000 annualized and paid biweekly at $12,500 per payroll (26 payrolls per year). Your position is considered a remote position that may be required at times to visit a Sterling facility to conduct essential functions, training and/or meet performance expectations. You will also be provided with an annual travel allowance of $25,000 that will be paid monthly based on the receipts produced for any travel expenses you incur as a result of business operations and needs. In addition, you will be eligible for an annual 23% discretionary target bonus. This offer shall expire on October 24, 2022 if you have not started your employment by that date.

This position is eligible for Paid Time Off as per Sterling policy and 10 paid holidays according to the Holiday Calendar. In addition you are eligible for full health and wellness benefits including 401K Company matching according to Sterling’s policies.

On October 24, 2022, your New Hire orientation will be held remotely via Zoom by Doreen Widmyer, HR & Talent Associate at 9:30 AM EST. At orientation, New Hire paperwork will be provided and reviewed with you. Please remember to have the following documents emailed to Jamie Sandoval, HRBP Manager & SAFE ACT Officer at jsandoval@sterlingbank.com by or before your new hire orientation. The following documents will be required: (1) a signed copy of this offer letter; (2) the completed copy of Section 1 of form I-9 and the acceptable documents as indicated on the attached list for the I-9 Employment Eligibility Verification form; and (3) your bank name, account number and routing number for setting up direct deposit for your payroll.

We are sure that you will find exciting challenges and opportunities with Sterling. We look forward to a mutually rewarding relationship. Please acknowledge your acceptance of the foregoing by signing and sending a copy of this offer letter to Jamie Sandoval via email no later than October 17, 2022.

Welcome to Sterling.

Sincerely,

/s/ Veronica Rodriguez	Accepted: Elizabeth Keogh
SVP, Head of HR & Diversity Officer	Signature:	/s/ Elizabeth Keogh
Date: October 17, 2022

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